Exhibit 10.1

CONFIDENTIAL

August 2, 2002

Mr. Nigel Travis
5109 Heather Court
Flower Mound, Texas 75028

Dear Nigel,

Reference is made to your employment agreement with Blockbuster Inc. (the “Company”) commencing December 27, 1999, and addendum dated November 13, 2000 (collectively, the “Employment Agreement”). This letter, when fully executed below, shall amend your Employment Agreement to include the deferred compensation arrangement described below. All defined terms used herein shall have the meanings given to them in the Blockbuster Inc. Excess Investment Plan.

1.    Nonqualified Deferred Compensation Arrangement

Effective upon your execution of this letter, you will have the opportunity to defer up to 15% of your annual U.S. Compensation through payroll deduction elections (“Compensation Reduction Contributions”). This is an unfunded and nonqualified arrangement, and no action taken pursuant to this arrangement will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and you or any other person. The Company’s obligations are unsecured general obligations of the Company and will rank equally with other unsecured and unsubordinated indebtedness of the Company. Any payments to you will be made from the general assets of the Company, and no special or separate fund will be established and no other segregation of assets will be made to assure the payment of your benefits. You will not have any right or lien on or against any of the assets of the Company, and all amounts of Compensation deferred by you pursuant to this arrangement will at all times remain an unrestricted asset of the Company.

2.    Timing and Amount of Deferral Elections

(a)
You may elect to make Compensation Reduction Contributions by filing an election with the Company setting forth your election as to the amount of your Compensation Reduction Contributions in a whole percentage between 1% and 15% of your Compensation. Any election that you desire to make with respect to Compensation earned in 2002 must be made within ten days of your execution of this letter or, if earlier, prior to September 1, 2002. Elections with respect to Compensation earned during calendar years beginning with the calendar year 2003 must be made with respect to a full calendar year and must be made prior to December 31 of the preceding calendar year (or such other date as may be determined by the Company). Elections with respect to Bonus deferrals will apply to any Bonus scheduled to be paid in the second succeeding calendar year (e.g., a Bonus deferral election must be made prior December 31, 2002 with respect to a cash Bonus earned in 2003, but scheduled to be paid in 2004, from the Blockbuster Inc. Senior Executive Short-Term Incentive Plan). Elections are irrevocable once made.

Mr. Nigel Travis
August 2, 2002

3.    Investment Elections

(a)	You will initially be able to choose from one or all of the following funds to measure the returns, if any, of your deferred Compensation balance:

•	EuroPacific Growth Fund
•	Putnam S&P 500 Index Fund
•	The Putnam Fund for Growth and Income
•	Putnam Stable Value Fund

The Company may at any time and for any reason, without liability to you, determine in its sole discretion to add or remove funds that will be available for measuring your returns.

(b)	You will be able to select different funds or transfer fund balances once each calendar year at such time as you would ordinarily make your annual deferral election.

(c)
All Compensation Reduction Contributions will be credited with an amount equal to such amount as would have been earned had such contributions been invested in the fund(s) and proportions selected by you. If you elect a Payment Option other than a single lump sum payable on or about the January 31st of the calendar year following the calendar year in which you terminate employment, all amounts credited to your Account will be credited with earnings based on the rate of return in the fixed income investment fund option available under the Blockbuster Investment Plan beginning January 1 of the calendar year following the year in which a Distribution Event (as defined in Section 5 below) occurs. The rate of return on amounts deferred will be adjusted in accordance with the performance of the applicable funds selected regardless of the actual investment experience of the Company’s general funds from which deferred amounts will be paid. No provision of this arrangement shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

4.    Creation of Account

The Company or its designee will maintain an Account in your name reflecting your Compensation Reduction Contributions together with any adjustments for income, gain or loss, and any payments from the Account.

5.    Events Resulting in Distribution of Funds

The following events (“Distribution Events”) will result in the distribution of your Account balance in accordance with your Payment Option election:

1.  Death
2.  Disability (as defined under the Blockbuster Investment Plan)
3.  Involuntary termination of your employment with the Company and any of its subsidiaries
4.  Voluntary termination of your employment with the Company and any of its subsidiaries

You may not withdraw or access funds in your Account while you are actively employed, except in the event of an immediate financial emergency. You may request the Company to accelerate distribution of all or any part of the value of your Account solely for the purpose of alleviating an immediate financial emergency. An “immediate financial emergency” shall mean an unanticipated emergency that is caused by an event beyond your control and that would result in severe financial

Mr. Nigel Travis
August 2, 2002

hardship to you if early distribution were not permitted. The Company may request that you provide certifications and other evidence of qualification for such emergency hardship distribution as it deems appropriate. The grant or denial of all or any part of such request shall be in the sole discretion of the Company.

If you die before all payments are made, any unpaid amounts will be paid in accordance with your Designation of Beneficiary Form.

6.    Payment Option Election

You may elect a Payment Option at the same time that you file your initial election to defer Compensation. Your choices for Payment Options will be such as are set forth in the Blockbuster Inc. Excess Investment Plan. Your Payment Option election will apply to the total of all amounts credited to your Account as of the date of your Distribution Event. You may change your Payment Option no more than three times over the course of your employment with the Company or any affiliate; provided that your Payment Option may be changed no more than one time in any calendar year. Any change in your existing Payment Option election that is made less than six months prior to your termination of employment for any reason will be null and void and your last valid Payment Option will remain in effect. Payment of your Account balance will be made following a Distribution Event in accordance with the Payment Option elected by you, but will in no event be made prior to on or about January 31 of the calendar year following the end of the calendar year in which a Distribution Event occurs.

7.    Assignment

Your rights under this deferred compensation arrangement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

8.    Amendment; Termination

The Company shall have the right to amend, suspend or terminate this deferred compensation arrangement at any time; provided that such amendment, suspension or termination cannot, without your consent, adversely affect your rights in your Account.

Agreement

Nigel, if the foregoing correctly sets forth your understanding, please sign this letter and return the original to me whereupon this letter shall constitute a binding amendment to your Employment Agreement.

Sincerely yours,

/s/ LARRY J. ZINE
Larry J. Zine Executive Vice President Chief Financial Officer

Mr. Nigel Travis
August 2, 2002

Accepted and Agreed:

/s/ NIGEL TRAVIS
Nigel Travis

8/9/02
Date